UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a party other than the Registrant [X]

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[   ]   Preliminary Proxy Statement

[   ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[   ]   Soliciting Material Under Rule 14a-12

THE EASTERN COMPANY
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC,

BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP., HILCO, INC., JAMES A. MITAROTONDA

AND MICHAEL A. MCMANUS, JR.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[   ]   Fee paid previously with preliminary materials.

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The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the 2015 annual meeting of shareholders (the “Annual Meeting”) of The Eastern Company. The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies for the election of its director nominees at the Annual Meeting.

Item 1. On May 13, 2015, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE

May 13, 2015

THE BARINGTON GROUP URGES SHAREHOLDERS OF THE EASTERN COMPANY TO SUPPORT ITS TWO HIGHLY QUALIFIED DIRECTOR NOMINEES BY VOTING THE WHITE PROXY CARD TODAY!

Cites the Need for Better Performance, Corporate Governance

and Shareholder Representation at Eastern

New York, New York, May 13, 2015 – The Barington Group, which beneficially owns over 5.2% of the outstanding shares of The Eastern Company (NASDAQ: EML) and has been a shareholder of the Company for over two years, issued the following open letter to shareholders today:

Dear Fellow Eastern Company Shareholder:

The Barington Group, a long-term shareholder in The Eastern Company, reminds you that you have an important opportunity to vote for a better future at Eastern.  The 2015 Annual Meeting of Shareholders is just a week away so you must act quickly to ensure that your voice is heard.  We strongly encourage you to support our two highly qualified director nominees – James A. Mitarotonda and Michael A, McManus, Jr. – for election to the Company’s Board of Directors by voting our WHITE proxy card.  Even if you have already returned the Company’s blue proxy card, you can still vote for change at Eastern by returning the WHITE proxy card today, as only your latest dated proxy card will count toward the election of directors at the Annual Meeting.

As long-term shareholders, the Barington Group is committed to helping create meaningful long-term value at Eastern.  For example, we have been investors in A. Schulman, an international manufacturer of plastic compounds and resins, for more than nine years, where our two nominees both serve as directors.  Together, Mr. Mitarotonda and Mr. McManus have helped increase Schulman’s earnings per share from $0.87 per share in fiscal 2007 to $2.36 per share in fiscal 2014 and build scope in its main businesses by completing ten acquisitions and entering into two joint ventures.  They have also helped improve Schulman’s corporate governance by helping remove Schulman’s staggered board of directors, implementing a majority voting standard for uncontested elections and terminating Schulman’s “poison pill” shareholder rights plan – all changes they hope to also make at Eastern.

We are committed to improving Eastern’s future and are confident that, with your support, we can help the Company become an industrial leader, comparable to companies such as Roper Technologies, Inc.

We Believe that Shareholders Deserve Better Returns

We believe that the Company’s financial and share price performance have been extremely poor under its current Board.  One only needs to look at the performance graph contained in Eastern’s own proxy statement to see that this is the case.  As noted by Glass Lewis & Co., a leading proxy advisory firm, in its May 6th report on Eastern:

“Here we believe investors are presented with a relatively straightforward case.  In short, we find Eastern’s shares have effectively failed to keep pace with any relevant benchmark, owing, in no small part, to poor revenue growth, a scattered operational framework and a string of acquisitions that have, at best, kept the Company’s earnings floating at relatively middling levels.” (emphasis added)

We are convinced that Eastern’s poor performance is due to the Company’s lack of strategic focus.  Despite our requests, the Company has never publicly disclosed a strategic plan for its collection of ten sub-scale businesses, most likely because the Company has never formulated such a plan.  Furthermore, the Company continually resisted following our recommendation that it conduct a strategic review, and only engaged Wells Fargo Securities to conduct a review after our frustration with Eastern ignoring our suggestions for over two years led us to finally commence a proxy solicitation.

We believe that Eastern’s shareholders deserve better performance than the Company has delivered over the past 15 years.  We have a developed a detailed plan which is included in our shareholder presentation that we are confident can help materially improve the long-term performance of the Company.  We encourage you to visit www.barington.com/eastern.html to view our presentation.

We Believe Shareholders Deserve Better Corporate Governance and Transparency

We are extremely disappointed with Eastern’s poor corporate governance, which we believe is primarily the result of having a long-tenured Board with an astounding average director tenure of 27 years.  Eastern has a staggered Board of Directors and maintains a plurality voting standard for uncontested director elections, both of which can facilitate an entrenched board.  In addition, the Board has implemented a “poison pill” shareholder rights plan with a ten-percent trigger that has not been approved by shareholders, and unbelievably did not have a standing corporate governance committee in place for ten years – from 2004 until May 2014.

In addition to perpetuating poor corporate governance practices, we believe that Eastern’s incumbent directors have repeatedly demonstrated a disregard for shareholder interests.  The most recent example is the Company’s March 2015 announcement that the Board intends to increase the size of the Board by one directorship and add a close business associate of one of its long-tenured directors to fill the vacancy immediately after the 2015 Annual Meeting, without providing shareholders with the right to vote on this matter.  To make matters worse, the Board took it upon itself to amend the Company’s bylaws so that it could make this appointment, as previously the Bylaws provided that only shareholders had the right to fill such vacancies.  As noted by Glass Lewis, “In short, we regard these efforts as emblematic of a board angling to preserve control, rather than an incumbent slate confident in its value proposition and governance practices.”

We also strongly believe that the Company’s communication with shareholders has been inadequate and that transparency needs to be improved.  As you may know, Eastern does not conduct quarterly earnings conference calls or participate in investor conferences, and therefore does not provide shareholders with routine opportunities to ask questions of management.  We also believe that the financial disclosure provided to shareholders on a quarterly basis is minimal, and advocate that more fulsome disclosure be provided to the investment community.

We are committed to significant governance improvements and greater transparency at Eastern.  In the last few days, the Company has started to promise “significant changes to its corporate governance,” but is doing so in our belief only in response to our proxy solicitation.  In contrast, our director nominees have a proven track record of improving corporate governance at many companies and will work diligently to improve governance and transparency at Eastern too.

We Believe that Shareholders Deserve Better Board Representation

We believe that the skills and the boardroom experience of the Company’s directors matter to shareholders.  We are convinced that Eastern does not just need new directors – it needs new qualified and experienced directors.

The Barington Group’s two nominees – Mr. Mitarotonda and Mr. McManus – have collectively served on more than two dozen public company boards.  In contrast, the Company’s nominees have no public company board experience other than Mr. Robinson’s experience as an Eastern director.  Our director nominees also have extensive experience in wide variety of areas, including corporate strategy, mergers and acquisitions, information technology, corporate governance, marketing and investor relations.  They have actual international experience to help oversee Eastern’s global network, and actual government experience to support Department of Defense procurement.  In contrast, both of Eastern’s nominees are self-employed “consultants” that have been out of the workforce for a substantial period of time.

We believe that you have a choice between the extensive experience and proven record of value creation of the Barington Group’s nominees and the status quo offered by the Company’s nominees.

A Better Future for Eastern

We are excited about the opportunity to help build a better future at Eastern.  The Company has a proud New England legacy and we see no reason why shareholders need to continue to settle for the disappointing performance that we have seen over the past 15 years.

Please help us build a better future for Eastern by voting the Barington Group’s WHITE proxy card today!  Please feel free to call our proxy solicitor toll free at (800) 322-2885 if you need any assistance voting your shares.

*     *     *     *     *

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.  The Fund invests in undervalued publicly traded companies that Barington believes could appreciate significantly in value as a result of a change in corporate strategy or from various operational, financial or corporate governance improvements.  Barington’s investment team, senior advisors and industry contacts are seasoned operating specialists, experienced in working with companies to design and implement initiatives to improve their long-term financial and share price performance.  Barington has substantial experience investing in manufacturing and industrial companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, Lancaster Colony Corporation, Spartech Corporation, OMNOVA Solutions Inc. and A. Schulman, Inc.  Barington represents a group of shareholders that collectively owns over 5.2% of the outstanding shares of common stock of The Eastern Company.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 10, 2015 to be used to solicit proxies in connection with the election of its nominees at the 2015 Annual Meeting of Shareholders of The Eastern Company, a Connecticut corporation. Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE EASTERN COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT www.barington.com/eastern.html OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

CONTACT:

Jared L. Landaw

Chief Operating Officer

Barington Capital Group, L.P.

(212) 974-5713

SOURCE:

The Barington Group

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